EXHIBIT 14.2

NATIONAL COMMERCE CORPORATION

Code of Ethics and Business Conduct

I.	Introduction

The Board of Directors of National Commerce Corporation (the “Company”) has adopted this Code of Ethics and Business Conduct (this “Code”) in order to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	promote the protection of Company assets, including corporate opportunities and confidential information;

•	promote fair dealing practices;

•	deter wrongdoing; and

•	ensure accountability for adherence to this Code.

All directors, officers and employees of the Company and its subsidiaries are required to be familiar with this Code, comply with its provisions and report any suspected violations as described below in Section X, Reporting and Enforcement.

II.	Honest and Ethical Conduct

(a) The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

(b) Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

III.	Conflicts of Interest

(a) A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

(b) Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer (or their family members) are expressly prohibited. Loans made by any bank subsidiary of the Company in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable loans with parties not related to the lender, and not involving more than the normal risk of repayment or presenting other unfavorable features, and in compliance with applicable law, including the Sarbanes Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve System, shall not be prohibited by this Section III(b).

(c) Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section III(d).

(d) Persons other than directors and officers of the Company who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from their supervisor, or the Chief Risk Management Officer (CRMO). A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the CRMO with a written description of the activity and seeking the CRMO’s written approval.

(e) Directors and officers of the Company must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee or the full Board of Directors.

IV.	Compliance

(a) Directors, officers and employees should comply, both in letter and spirit, with all applicable laws, rules and regulations, in the cities, states and countries in which the Company operates.

(b) Although not all directors, officers and employees are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the CRMO, who can coordinate with outside counsel as needed.

(c) No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to:

(i)	obtain profit for himself or herself; or

(ii)	directly or indirectly “tip” others who might make an investment decision on the basis of that information.

V.	Disclosure

(a) The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

(b) Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s Accounting and Internal Audit Departments, as well as the Company’s independent public accountants and counsel.

(c) Each director, officer and employee who is involved in the Company’s disclosure process must:

(i)	be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(ii)	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

VI.	Protection and Proper Use of Company Assets

(a) All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

(b) All Company assets should be used only for legitimate business purposes, though personal use may be permitted upon prior written approval of an employee’s supervisor or the Compensation Committee of the Board of Directors in the case of a director or officer. Any suspected incident of fraud or theft should be reported to the Audit Committee and the CRMO immediately for investigation.

(c) The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business and marketing plans, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

VII.	Business or Investment Opportunities

All directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors, officers and employees are prohibited from (i) taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position; (ii) using Company assets, property, information or position for personal gain (including gain of friends or family members); and (iii) competing with the Company.

VIII.	Confidentiality

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers if disclosed.

IX.	Fair Dealing

Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

X.	Reporting and Enforcement

(a)	Reporting and Investigation of violations.

(i)	Actions prohibited by this Code involving directors or officers must be reported to the Audit Committee.

(ii)	Actions prohibited by this Code involving any other person must be reported to the CRMO.

(iii)	Reporting of suspected actions prohibited by this Code through the Company’s whistleblower procedures will be reported to the Audit Committee and the CRMO by operation of such procedures.

(iv)	After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the CRMO must promptly take all appropriate actions necessary to investigate.

(v)	All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

(b)	Enforcement.

(i)	The Company must ensure prompt and consistent action against violations of this Code.

(ii)	If, after investigating a report of an alleged prohibited action by a director or officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(iii)	If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the CRMO determines that a violation of this Code has occurred, the supervisor or the CRMO will report such determination to the CEO (unless it involves the CEO in which case to the Audit Committee Chair).

(iv)	Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the CEO will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

(c)	Waivers.

(i)	Each of the Audit Committee (in the case of a violation by a director or officer) and the CEO (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code. Such waivers shall only be granted in writing.

(ii)	Any waiver for a director or officer (including without limitation the CEO, the president, the chief financial officer, the chief accounting officer, the corporate controller or persons performing similar functions) shall be disclosed as required by SEC and NASDAQ rules.

(d) Prohibition on Retaliation. The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

ACKNOWLEDGEMENT OF RECEIPT AND REVIEW

NATIONAL COMMERCE CORPORATION

CODE OF ETHICS AND BUSINESS CONDUCT

[To be signed and returned to the CRMO]

I,                     , acknowledge that I have received and read a copy of the National Commerce Corporation Code of Ethics and Business Conduct (the “Code”). I understand the contents of the Code, and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the CRMO if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[Signature]

[Printed Name]

[Date]